Exhibit 10.1

Flextronics Product and Manufacturing Development Agreement

This Product and Manufacturing Development Agreement (“Agreement”) is made as of May 3, 2004, between Medis Technologies Ltd, having its place of business at 805 Third Ave, New York, NY 10022 (“Client”) and Flextronics International Ltd. having its place of business at

1 Hatahasia Street, Ramat Gavriel Industrial Zone, Migdal-Haemek 23108, Israel (“Flextronics”).

Client has created specifications for fuel cell products it desires to have manufactured in a low-volume New Product Introduction (NPI) manufacturing environment (“Product Introduction Center”).  Flextronics has developed processes and practices for providing such services for many different electronic applications, and at Client’s request desires to provide said services in accordance with Client’s specifications. The parties agree as follows:

1.0    SCOPE, SERVICES, LICENSE.  This Agreement sets forth the terms and conditions for the low-volume manufacturing, limited manufacturing and test engineering, associated logistics and rework activities related to the Client’s products or assemblies (“Products”) described in the written designs and specifications of Client (“Specifications”).  This Agreement does not apply to higher-volume manufacturing activities occurring outside the Product Introduction Center.  Any agreement related to such manufacturing must be separately negotiated between the parties.

Flextronics agrees to use reasonable commercial efforts to perform the services (hereinafter “Services”) pursuant to purchase orders or changes thereto issued by Client and accepted by Flextronics.  Services shall mean the items detailed in the Client’s written specifications attached hereto (hereinafter “Statement of Services”) in Exhibit 1 or added later as defined in the paragraph herein titled “Additional Services”.

Client grants Flextronics a non-exclusive license during the term of this Agreement to use all of Client’s patents, trade secrets and other intellectual property required to perform Flextronics’ obligations under this Agreement.

2.0    Payment For Services and Expenses.  Flextronics will invoice Client and Client shall pay, in accordance with the terms stated in “Schedule of Fees” herein (in Exhibit 2), the amount of such invoices submitted by Flextronics.  In the event that Client fails or refuses, for any reason, to make any payment due Flextronics pursuant to this Agreement, and in the event such payment remains delinquent for a period of thirty (30) days from and after the due date thereof, Flextronics may after providing written notification to the Client’s representative (see Section 7) stop all Services under this Agreement and retain all work in process until all outstanding invoices are paid in full.  To the extent that Flextronics project personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, additional fees may be due and payable before the Services can resume.

As set forth in the Schedule of Fees, Client shall reimburse Flextronics at cost for all reasonable expenses incurred by Flextronics in the performance of Services.

Client agrees to pay all invoices in U.S. Dollars within thirty (30) days of the date of the invoice.  Client agrees to pay one and one-half percent (1.5%) monthly interest on all late payments.

Furthermore, if Client is late with payments, or Flextronics has reasonable cause to believe Client may not be able to pay, Flextronics may require prepayment or after providing written notification to the Client’s representative (see Section 7) delay shipments or suspend Services until assurances of payment satisfactory to Flextronics are received.

3.0           Materials Related To Services.  There are three classes of materials covered by this contract:

1)             “Inventory” is the set of components, boards, materials and supplies purchased with Client authorization by Flextronics, or its designee, to be used by Flextronics to perform the Services, and

2)             “Consigned Materials” is the set of boards, materials and supplies provided by the Client to be used by Flextronics to perform the Services, and

3)             “Total Inventory” is the set of “Inventory” purchased by Flextronics plus “Consigned Materials” provided by the Client.

A predictable and meaningful forecast against a stable bill of materials (“BOM”) for the Product may not be immediately available and Flextronics will therefore use written or email authorization from Client to initiate procurement activities.  The authorization will include a reference to a current BOM or list of materials.  Client hereby authorizes Flextronics to procure Inventory to perform the Services with two exceptions:

1)             Flextronics will not purchase materials that the Client has specified in writing will be consigned, and

2)             Purchases in excess of $25,000 on behalf of Client require the Client’s explicit written or email approval before being placed.  Client will respond within three (3) business days to these requests.

In the event Client provides Consigned Materials, Client agrees to consign adequate quantities to timely manufacture Products and agrees to cover any production-related attrition at Customer’s sole expense. Title to Consigned Materials remains at all times with Client and Flextronics has no obligation to purchase the Consigned Materials.  Flextronics shall ensure that such Consigned Materials will be allocated part numbers to indicate Client’s ownership.  Flextronics will bear responsibility for any damage or loss of Consigned Materials related to non-production causes while they are on the premises of Flextronics.  Upon reasonable notice, Client may observe the warehouse space in which the Consigned Materials are stored.

Client agrees to pay Flextronics a fee, to be negotiated later, of not less than [Subject to a request for confidential treatment; Separately filed with the Commission] or more than [Subject to a request for confidential treatment; Separately filed with the Commission] of the value of the Consigned Materials.  During 2004 and 2005, Client expects that the value of the Consigned Materials will exceed the value of Inventory purchased by Flextronics on the Client’s behalf.  The value of each item in the Consigned Materials list will be updated not more frequently than every four (4) months by Client to reflect price adjustments realized by the Client.

Client will be responsible for the Total Inventory, including Total Inventory that may become excess or obsolete for several reasons, including, without limitation, the following:

a.         Total Inventory purchased before a Product design is complete in order to secure supply; such Total Inventory may include Total Inventory with long lead times,

b.        Total Inventory in excess of requirements because of minimum lot sizes available from suppliers,

c.         Total Inventory in excess of requirements in order to achieve price targets,

d.        Total Inventory purchased in excess of current requirements in order to establish a supply line and stockpile Total Inventory for a later volume production ramp, or,

e.         Total Inventory purchased and later made obsolete by Client’s design changes.

Client will pay Flextronics a monthly carrying fee of [Subject to a request for confidential treatment; Separately filed with the Commission] of the purchased value (excluding expediting fees) for all Inventory (Note: not Total Inventory) that has been held by Flextronics for longer than thirty (30) days from receipt at Flextronics’ facility and is not covered by a PO backlog deliverable in the next thirty (30) days.

Client agrees to pay any expedite charges required by suppliers to receive Inventory prior to the end of the normal procurement lead-time of Inventory.  Such charges may include broker fees.  The term “lead time” in this Section shall mean the lead time recorded on Flextronics’ MRP system at the time of procurement of Inventory or at the time of the cancellation of the purchase order or termination of this Agreement whichever is greater.

Flextronics will provide the Total Inventory status (including Inventory procurement status) any time a reasonable request is received from Client and the status will include on hand, receipt date, on order, and excess and obsolete.  Client may then request actions to limit Client’s liability for Inventory.  Flextronics will then use commercially reasonable efforts to mitigate the liability of Client for Inventory.

In the event that any Inventory remains at the completion of the Services in the Statement of Work or thirty (30) days after either party earlier terminates this Agreement, Client agrees to pay all reasonable shipping fees as well as a material handling fee capped at [Subject to a request for confidential treatment; Separately filed with the Commission] of the listed value of the Inventory.  These fees are due and payable prior to Flextronics’ shipping the Inventory elsewhere.  Additionally, Client agrees to the disposal of the Inventory in the following manner:

i.            Inventory will be offered to a production facility selected by Client.  If Flextronics is required to sell the Inventory at a cost lower than its standard cost, Client will pay any difference between this standard cost used in the production facility and Flextronics’ standard cost.

ii.         Client may request that Flextronics return Inventory to the supplier.  In this case, Client will pay any supplier return fees such as a re-stocking charge.

iii.      Client will buy all remaining Inventory including Inventory which is non-returnable, non-cancelable, or not sold pursuant to (i) and (ii) above and will pay a price equal to Inventory cost.

Upon request, Consigned Materials and/or capital equipment purchased or provided by Client shall be returned to the Client with no additional or “special” fees excepting reasonable shipping charges.

The term “cost” in this section shall mean the cost represented on the bill of materials supporting the most current Product price at the time of cancellation or termination or, if the cost of an item of Inventory is not on a bill of materials for the Product, than the amount actually paid for said item.

4.0    Confidential Information.  During the term of this Agreement and for three (3) years thereafter each party will not, disclose without the permission of the other party any of the other party’s information which is conspicuously marked to indicate its confidential or proprietary nature or which the other party has otherwise instructed in writing to maintain as confidential.  This paragraph shall not apply to any information which is publicly available or which is available from a third party without similar restrictions on disclosure. Upon written request of a party, the other shall return all such confidential information of the requesting party and shall destroy all copies thereof.  In the event the parties have executed an agreement related to confidential information prior to this agreement the terms and conditions of that agreement shall govern confidential information.

5.0    Relationship Of Parties, Nonsolicitation.  Nothing in this Agreement shall be construed to constitute a partnership, joint venture, agency, or employment relationship between Client and Flextronics or Flextronics’ employees or contractors.  It is understood that Flextronics shall at all times remain an independent contractor and that Client shall in no event be liable for the debts, liabilities, or other obligations of Flextronics.

Each of the parties hereto agrees that, during the term of this Agreement and for a period of six (6) months following termination of this Agreement, neither party will, except with the other party’s prior written approval, solicit, offer employment to, or contract with the other party’s employees or contractors.  In the event an employee or contractor of a party becomes an employee of the other party in contravention of this section, then the other party shall promptly pay to the party a sum equaling seventy-five percent (75%) of the said employee or contractor’s annual base salary to be paid by said other party.

6.0    New Developments.  Except for Flextronics’ existing intellectual property including, without limitation, Flextronics’ design tools, methodologies, software, algorithms, or other means that may be used to design production means or the processes by which products are manufactured, assembled, or tested, Flextronics agrees that all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, copyrights, and all other information and items made or conceived by Flextronics or by its employees, contract personnel, or agents during the course of this Agreement and related to the Products and Services shall be and are assigned to Client as its sole and exclusive property.  Upon Client’s request Flextronics agrees to assist Client, at Client’s expense, to obtain patents for any such inventions, including the disclosure of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers which Client shall deem necessary to apply for and to assign or convey to Client, its successors and assigns or nominees, the sole and exclusive right, title and interest in such inventions, copyrights, applications and patents.  Flextronics agrees to obtain or has obtained written assurances from its employees and contract personnel of their agreement to substantially the same terms as contained herein with regard to confidential information and such new developments.

7.0    Client Representative. The Client Representative shall represent Client during the performance of this Agreement with respect to the Services and deliverables defined herein, and has authority to execute modifications or additions to this Agreement as defined in the paragraph herein titled “Additional Services”.  Client may change its Client Representative upon 10 days prior written notice to Flextronics.  Erik Toomre, Director of Operations, will be the initial Client Representative.

8.0    Liability and Indemnification.  Client and Flextronics hereby acknowledge and agree that: (1) the Services to be performed hereunder by Flextronics may be incorporated into a product, process or service to be developed by Client, (2) Client is responsible for final review, testing, and approval of all features of the Product and the results of the Services, and (3) Client has provided Flextronics with data, information and/or Specifications regarding the Product and the Services which have been used by and relied upon by Flextronics without independent verification or investigation.  Accordingly, Client shall defend, indemnify, and hold Flextronics, its affiliated companies, officers, directors, employees, and agents (“Indemnified Parties”) harmless from any obligations, costs, claims, judgments, losses, expenses and liabilities (including reasonable attorneys fees) incurred in connection with any such claim or alleged claim suffered or incurred by any of the Indemnified Parties as a result of any third party claim or threatened claim which arises in connection with the Services, Flextronics’ performance under this Agreement, or any Product, process or service of Client, including but not limited to any claim that any results from the Services infringe any third party’s copyright, patent, trademark, or other intellectual property rights. This section shall survive termination or expiration of this Agreement.

9.0    Product Acceptance and Warranties.

9.1                   Product Acceptance.  The Products delivered by Flextronics will be inspected and tested as required by Customer within ten (10) days of receipt.  If Products are found to be defective in material or workmanship, Customer has the right to reject such Products during said period.  Products not rejected during said period will be deemed accepted.  Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report.  Rejected Products will be promptly repaired or replaced, at Flextronics’s option, and returned freight pre-paid. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.  If the Product is source inspected by Customer prior to shipment, Customer will inspect goods five (5) days prior to the requested shipment date.

9.2                   Express Limited Warranty.  Flextronics warrants that the Products will have been manufactured in accordance with Customer’s applicable Specifications and will be free from defects in workmanship for a period of ninety (90) days from the date of shipment.  Materials are warranted to the same extent that the original manufacturer warrants the Materials.  This express limited warranty does not apply to (a) Materials consigned or supplied by Customer to Flextronics; (b) defects resulting from Customer’s Specifications or the design of the Products; (c) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer.  With respect to first articles, prototypes, pre-production units, test units or other similar Products, Flextronics makes no representations or warranties whatsoever.  Notwithstanding anything else in this Agreement,

                                    Flextronics assumes no liability for or obligation related to the performance, accuracy, Specifications, failure to meet Specifications or defects of or due to tooling, designs or instructions produced or supplied by Customer and Customer shall be liable for costs or expenses incurred by Flextronics related thereto.  Upon any failure of a Product to comply with the above warranty, Flextronics’s sole obligation, and Customer’s sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight prepaid.  Customer shall return Products covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container.  Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.  Customer will provide its own warranties directly to any of its end users or other third parties.  Customer will not pass through to end users or other third parties the warranties made by Flextronics under this Agreement.  Furthermore, Customer will not make any representations to end users or other third parties on behalf of Flextronics, and Customer will expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.

FLEXTRONICS MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.0  Enforcement of Agreement.  If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

11.0  Additional Services.  Client and Flextronics agree:

11.1     The fees quoted herein, whether on a “time and materials” basis or a “fixed price” basis, are contingent upon the accuracy and completeness of the Specifications and key assumptions, and the performance of Client’s responsibilities, as described in this Agreement.  Additional fees will be due if Flextronics is required to perform Additional Services or incur additional out-of-pocket costs due to (1) changes in scope or Specifications, (2) invalid assumptions, (3) failure of Client or a subcontractor of Client’s to perform its responsibilities under this Agreement, or (4) extension of any milestone completion schedule due to causes outside of Flextronics’ control. If Flextronics identifies a requirement for Additional Services, it will notify Client as soon as practical, and will receive Client’s written approval before continuing.

11.2     Additional fees at Flextronics’ standard hourly billing rates, plus any out-of-pocket costs incurred by Flextronics, will be due if Flextronics must stop Services due to delays caused by Client or a subcontractor of Client’s failure to perform its responsibilities, to the extent that Flextronics project personnel cannot be reassigned to other billable work.

11.3     It is the intention that specific work packages will be covered by Addendums to Exhibit 1 of this Agreement.  Each Addendum will have a description of work to be performed, deliverables and a price quotation.  Additionally, each Addendum will not be considered accepted unless countersigned by both parties.

Examples include: a) manufacturing of a specific product, b) rework activities covering the return of product from a customer and its repair or replacement, c) logistics services involved in sending manufactured product directly to a customer, and d) failure analysis and rework associated with “fixing” product diagnosed as non-conforming in the manufacturing and test steps of a product.

12.0  Notices.  Notices to the parties should be addressed as follows:

Medis Technologies Ltd:	Flextronics:
805 Third Ave New York, NY 10022 Attn: President	2090 Fortune Drive San Jose CA 95131 attn: President

13.0  Assignment.  Neither this Agreement, nor any duties or obligations under this Agreement may be assigned by either party without the prior written consent of the other party.  Except for this prohibition on assignment, this Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties hereto.

14.0  Term and Termination.  The term of this Agreement shall be from the date first mentioned above until the Services have been completed in accordance with the Statement of Work unless otherwise terminated or canceled as provided herein.  Client can cancel the project at any time upon written notice to Flextronics.  In the event of cancellation prior to completion of the Services, Client shall pay Flextronics all outstanding invoices and shall compensate Flextronics for all work in progress and out-of-pocket costs incurred up to the date of cancellation plus reasonable shut-down costs.  Flextronics agrees to deliver all results of Services paid for up to the time of cancellation.  In the event that Flextronics cannot deliver under this Agreement due to causes beyond its control, Client will compensate Flextronics for work performed at Flextronics’s standard hourly billing rates quoted in Schedule of Fees, and for out-of-pocket costs incurred prior to the date of stoppage.  In the event that Client cannot perform under this Agreement through causes beyond its control, Flextronics will be responsible for the return of payments made prior to the date of stoppage that are in excess of work performed and out-of-pocket costs incurred.  No such termination or cancellation shall affect the obligations of the parties under the sections herein titled “Confidential Information” and “New Developments”.

15.0  Dispute Resolution.  Before invoking the binding dispute mechanism set forth in this Agreement, the parties shall first participate in mediation of any dispute arising under this Agreement. If such mediation is not concluded within forty-five (45) days from the date of the notice of breach by one of the parties, then any controversy or claim relating to this Agreement (whether contract, tort, or both), or the breach of this Agreement, other than claims for a temporary restraining order, order to show cause or other extraordinary, equitable relief for which monetary damages are inadequate, shall be arbitrated by and in accordance with the then existing commercial arbitration rules of the American Arbitration Association.  Judgment on the award rendered by such arbitrator(s) may be entered in any court having jurisdiction.  If such arbitration is not convened within seventy-five (75) days from the date of the notice of breach by one of the parties, then either party may file a lawsuit to resolve the dispute.  Any dispute that arises under or relates to this Agreement shall be resolved in Santa Clara County, California, or if necessary, in the state and federal courts located in Santa Clara.  This Agreement, and any dispute arising from the relationship between the parties to this Agreement, shall be governed by California law, excluding its choice of law principles.  The parties consent to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.  In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

16.0 Sales Tax.      Should all or any portion of the Services performed by Flextronics under this Agreement be deemed, at any time, by the California State Board of Equalization to be taxable as a result of any determination, audit, regulation, or statute; Flextronics shall invoice Client for such taxes and Client shall promptly pay all such invoices submitted by Flextronics.

17.0 Complete Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the matters covered herein.  No other agreements (other than a precedent agreement related to confidential information), represented by or on behalf of the parties hereto or by their employees, contract personnel, or agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof.  Client acknowledges that it is entering into this Agreement solely on the basis of the representations contained herein.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date indicated below.

Medis Technologies Ltd.:	FLEXTRONICS International, Ltd.:

/s/	/s/

By:	By:

Title:	Title:

EXHIBIT 1

STATEMENT OF SERVICES

Power Pack Industrialization

Phase 1 Proposal

Prepared for Medis Technologies Ltd.

Quote Number PTX2246

Contact Name:  Michelle Rush

Medis Technologies Ltd.

805 Third Avenue, 15th Floor

New York, NY 10022

CONFIDENTIAL

Flextronics Design

Rev 1

April 28, 2004

Revision History

Revision	Release Date	Description	Author	Approval
1	4/28/04	Initial Release	JR

1	PROJECT OVERVIEW

2	STATEMENT OF WORK

2.1	Scope

2.2	Tasks

2.3	Assumptions

2.4	Deliverables

2.5	Project Assignments

3	SCHEDULE

4	QUOTATION

5	TERMS AND CONDITIONS

6	CHANGE APPROVAL AND RISK MANAGEMENT

Project Overview

Flextronics understands that Medis’ initial target market is in the US.  However, Medis’ R&D and technical team is presently based in Israel.  Based on our observation of our most successful customers, we strongly recommend that Medis’ build a small but strong product development, procurement and operations team in the next months.  This team should be organizationally separated from Medis’ base R&D team in Israel.  Elements of this team should be based in Medis’ primary markets.

In order to best support Medis’ existing structure, Flextronics Israel will be Medis’ primary point of contact in the early stages of the product, supported by Flextronics world-wide resources.  As Medis’ build out Medis’ own operational team in North America and identify an optimal manufacturing strategy, Flextronics will match Medis’ structure with resources in appropriate locations.

Moreover, as Medis’ major OEM customers begin to engage in the products integrated with tablet PC, PDA or military products, Flextronics will provide resources from each of our centers of excellence in such products to support Medis’ in these efforts.

From discussions with Medis and a review of the provided materials, Flextronics believes that a multiple phase approach as outlined below is appropriate for the industrialization and volume production launch of the Power Pack Fuel Cell Cartridge We believe that the needs for the product launch are dynamic and will evolve over the next few months.  Flextronics is prepared to provide support in a number of tactical areas including design, tooling, compliance, build and test.  On a more strategic level we can assist with optimizing the Power Pack units for volume production.

New Product Introduction Phases

Phase 1 Analysis and Planning

Phase 2 Design and Supply of Tooling

Phase 3 Development of Volume Manufacturing and Test Processes for both low and high volumes

Phase 4 Low Volume Manufacturing

Phase 5 Logistics & Distribution

Phase 6 Product Transfer to High Volume Manufacturing

The specific focus of this proposal is limited to the Phase 1 activities which will form the foundation of the subsequent phases leading to volume production.  As efforts with Medis proceeds, proposals for the later phases will be prepared.

Statement of Work

Scope

This proposal covers the analysis and planning activities (Phase 1) of the product launch.

Tasks

•                  Review existing design in detail with respect to opportunities to reduce cost of unit or production process as well as improvements in quality or performance.

•                  Understand the existing  build process

•                  Understand design validation test requirements

•                  Understand environmental, compliance & certification requirements

•                  Perform design for manufacturability analysis of existing design

•                  Perform mold flow analysis of existing design to optimize tooling design

•                  Prepare specification document for production cartridges

•                  Review supply chain

•                  Develop strategy for volume manufacturing, assembly and production test processes.  Assembly technology includes consideration of

    a. Electrode framing - injection molding, ultrasonic welding, etc.

    b. Cartridge assembly & valve assembly

    c. Safety issues (seals and glue)

    d. Testing and QC.

•                  Develop strategy for New Product Introduction

•                  Provide production pricing estimates

Optional activities that Flextronics could assist with include:

•                  Structural and Thermal Analysis using Ansys (Structural) and Icepak (Thermal) of existing product

•                  Analysis of chemical compatibility of materials and fuel leading to selection of materials for production units. A key issue is the KOH environment. Candidates today are PE, PP, PVC, and ABS.

•                  Develop industrial design concepts for appearance and operation of unit with attention to finish, packaging and labeling

Assumptions

•                  Medis to provide appropriate documentation and design materials in a timely manner

•                  Medis to provide access to technical staff for questions and discussion

Deliverables

Flextronics will deliver the following items at the completion of phase I.

•                  Product Specification

•                  Test Requirements

•                  DFM Analysis

•                  Mold Flow Analysis

•                  Volume manufacturing and test strategy

•                  Production price estimates

•                  New Product Introduction Plan

•                  Tooling phase proposal

•                  Low volume manufacturing proposal

Project Assignments

Upon receipt of an order to begin the project, Flextronics will assign staffing to the project as follows:

Skill Set	Location	Loading
Project Manager	US	50%
Project Manager	Israel	50%
Mechanical Engineer	Israel	75%
Mechanical Engineer	US	50%
Manufacturing Engineer	Israel	75%
Manufacturing Engineer	US	50%
Compliance Engineer	US	1 Week Effort
Electrical Engineer	Israel	50%

Total effort is estimated at [Subject to a request for confidential treatment; Separately filed with the Commission].

Schedule

Flextronics can begin work on Phase I within one to two weeks from receipt of approval to start.   Phase I is estimated at a duration of [Subject to a request for confidential treatment; Separately filed with the Commission].  However, depending on the efforts involved in the specific tasks phase 1 may take longer.

The following table presents high level milestones for the project:

Milestone	Completion
Detailed technical review at Medis facilities in Israel	[Subject to a request for confidential treatment; Separately filed with the Commission]
DFM Analysis complete	[Subject to a request for confidential treatment; Separately filed with the Commission]
Mold Flow complete	[Subject to a request for confidential treatment; Separately filed with the Commission]
Preliminary Design Review & Project Status Presentation	[Subject to a request for confidential treatment; Separately filed with the Commission]
Delivery of initial production product specification	[Subject to a request for confidential treatment; Separately filed with the Commission]
Review & update of product spec	[Subject to a request for confidential treatment; Separately filed with the Commission]
Presentation on volume assembly and test strategy	[Subject to a request for confidential treatment; Separately filed with the Commission]
Tooling phase proposal	[Subject to a request for confidential treatment; Separately filed with the Commission]
Low volume manufacturing phase proposal	[Subject to a request for confidential treatment; Separately filed with the Commission]

Quotation

This proposal is quoted as a time and materials program.  For efforts by Flextronics’ staff, the rate will be [Subject to a request for confidential treatment; Separately filed with the Commission].  With the assumption of 45 hours/person per week the total estimated labor fees for Phase 1 is estimated at [Subject to a request for confidential treatment; Separately filed with the Commission].   Flextronics will invoice for actual time spent.

Travel (as approved by Medis in advance) will be invoiced at cost plus 5%.

Terms and Conditions

1)             This quotation is valid for 30 days from date of issue.

2)             Please reference this quotation on any resultant Purchase Order documents.

3)             In the event the project is cancelled or a “Stop Work” is issued by Medis at any time, Flextronics has the right to invoice for all work done to date, all equipment or services purchased or on order, and work in progress on a time and materials basis.  This will be done according to Flextronics standard rates and markup in effect at the time of the cancellation or stop work.  For all prototype or production type orders, cancellations are not allowed within 30 days of scheduled delivery.  If a cancellation or “Stop Work” order is received, Flextronics will be entitled to immediately invoice Medis for the full price of all product scheduled for delivery within 30 days. Medis will also be invoiced for raw material inventory and work in progress beyond the 30 day window.

Change Approval and Risk Management

Flextronics will be working under a Change Approval and Risk Management procedure for this program.  In essence, all changes requested by Medis,  following release of the purchase order, will be subject to the Change Approval process.  This process will include an acknowledgment from Flextronics of a request to deviate from the original released project scope.  This acknowledgment will include the requested deviation and the impact of this change in cost and overall program timing.  A signed approval from the Medis Program Manager and the Medis Management representative will then be required to complete the final approval of this change.  A commitment from Flextronics is to have a submission of this Change Approval within 48 hours of the request.

EXHIBIT 2

SCHEDULE OF FEES

Hourly billing rates for representative Flextronics contributors:

Functional Area	Hourly Rate
Electrical Engineer	[Subject to a request for confidential treatment; Separately filed with the Commission]
Logistics Associate (Shipping & Receiving, Inventory)	[Subject to a request for confidential treatment; Separately filed with the Commission]
Manufacturing Engineer	[Subject to a request for confidential treatment; Separately filed with the Commission]
Manufacturing Associate (Assembly, Test, Pack Out, Inspection)	[Subject to a request for confidential treatment; Separately filed with the Commission]
[Subject to a request for confidential treatment; Separately filed with the Commission]
Materials Sourcing	[Subject to a request for confidential treatment; Separately filed with the Commission]
Mechanical Engineer	[Subject to a request for confidential treatment; Separately filed with the Commission]
Product Manager	[Subject to a request for confidential treatment; Separately filed with the Commission]
Project or Program Manager	[Subject to a request for confidential treatment; Separately filed with the Commission]
Technician (including Failure Analysis and/or Rework)	[Subject to a request for confidential treatment; Separately filed with the Commission]
Test Engineer	[Subject to a request for confidential treatment; Separately filed with the Commission]

Note:  This is not meant to be an exhaustive list of contributors and Flextronics will perform the Services as it alone deems appropriate.  However, contributions made by individuals in the functional areas above will be billed at the rate shown.

Travel Expenses

Reasonable travel expenses will be reimbursed by Client at cost plus 5%.  Air travel will be by Economy class and reasonable efforts will be made to purchase tickets at least one (and preferably two) weeks in advance of the start of the trip.  Written authorization of Client is required prior to purchasing tickets or initiating travel if the aggregate cost for an individual or group attending a single meeting is in excess of [Subject to a request for confidential treatment; Separately filed with the Commission].